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PRICING SUPPLEMENT NO. 3        DATED July 31, 1998,            Rule 424(b)(3)
(To Prospectus and Prospectus Supplement Dated               File No. 33-37285
November 4, 1997)

                                  $60,000,000
                            KIMCO REALTY CORPORATION
                           Series A Medium-Term Notes
                   Due Nine Months or More From Date of Issue

                              Floating Rate Notes

Trade Date:  July 31, 1998
Issue Price: 100%
Original Issue Date:  August 7, 1998
Book Entry:  /X/              Certificated:  / /
Net Proceeds: $59,850,000
Agent's Discount or Commission: $150,000

Specified Currency:   /X/ United States Dollars      /X/ Other:
Base Rate:
/ / Commercial Paper Rate  /X/ LIBOR           / / Certificate of Deposit Rate
/ / Treasury Rate         / / Federal Funds Rate   / / Prime Rate
/ / CMT Rate             / / 11th District         / / Other
                            Cost of Funds Rate

Exchange Rate Agent:  N/A
Authorized Denomination: /X/ $1,000 and Integral Multiples Thereof  / / Other:
Initial Interest Rate Determination Date:  August 5, 1998
Minimum Denomination: /X/ $1,000  / / Other:
Interest Reset Dates: Quarterly reset against 3 month LIBOR two business days prior to payment dates
Interest Payment Dates: February 7, May 7, August 7, November 7,
                        commencing November 7, 1998
Index Maturity: N/A
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A
Spread (plus or minus): +15 basis points
Spread Multiplier: N/A

Calculation Agent:  IBJ Schroder Bank & Trust Company

Redemption:
     /X/  The Notes cannot be redeemed prior to maturity.
     / /  The Notes may be redeemed prior to maturity, as follows:
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Repayment:
    /X/  The Notes cannot be repaid prior to maturity.
    / /  The Notes may be repaid prior to maturity, as follows:
    Optional Repayment Dates:

Additional/Other Terms:  None
Addendum Attached:   / / Yes    /X/ No



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Agent:  /X/ Merrill Lynch & Co.
        / / Chase Securities Inc.
        / / First Chicago Capital Markets, Inc.
        / / J.P. Morgan Securities Inc.
        / / Morgan Stanley & Co. Incorporated
        / / Goldman Sachs & Co.
        / / Other: